Execution Version

Exhibit (d)(7)

Hildred Perennial Partners I, LP

Hildred Capital Co-Invest-REBA, LP

Hildred Equity Partners III, LP

Hildred Equity Partners III-A

December 7, 2024

Crown Laboratories, Inc.

207 Mockingbird Lane

Johnson City, Tennessee 37604

Re: Amended and Restated Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the amended commitment of Hildred Perennial Partners I, LP, Hildred Capital Co-Invest-REBA, LP, Hildred Equity Partners III, LP and Hildred Equity Partners III-A, LP, each a Delaware limited partnership (each of the foregoing, an “Investor” and collectively, the “Investors”), subject to the terms and conditions hereof, to, directly or indirectly, purchase equity or debt securities of Crown Laboratories, Inc., a Delaware corporation (“Parent”), and amends and restates in its entirety the letter agreement, dated as of August 11, 2024, previously entered into by the parties thereto. It is contemplated that pursuant to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Reba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Revance Therapeutics, Inc., a Delaware corporation (the “Company”), Merger Sub shall commence a tender offer to purchase all of the outstanding shares of Company Common Stock, at a price of $3.10 per Share, in cash, without interest (the “Offer”), and following the consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the parties will, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

1.

Upon the terms and subject to the conditions set forth herein, each Investor hereby, severally (and not jointly or jointly and severally), commits to purchase (or cause an assignee permitted under this letter agreement to purchase), directly or indirectly, at or immediately prior to the Acceptance Time, its Pro Rata Percentage (as defined in Section 9) of equity or debt securities of Parent for an aggregate purchase price equal to $402,000,000 (the “Commitment”), solely for the purpose of allowing Parent, on the terms and subject to the conditions of the Merger Agreement, to pay the amounts payable by Parent at the Acceptance Time pursuant to Section 2.1(e) and at the Closing pursuant to Section 3.3(a) of the Merger Agreement and to pay fees and expenses required to be paid by Parent or Merger Sub at the Closing under the Merger Agreement, including in connection with the Offer and the Merger (collectively, the “Closing Payments”). Parent agrees to sell, or otherwise issue, such equity or debt securities of Parent (or cause equity or debt securities of a parent company of Parent to be sold or otherwise issued) upon an Investor’s payment of its portion of the Commitment. Each Investor’s obligation to fund in connection with the Merger Agreement, including with respect to the Offer and the Merger, shall in no event exceed its Pro Rata Percentage of the Commitment, and the obligation of the Investors to fund the Commitment (and each Investor’s Pro Rata Percentage of the Commitment) may be reduced (a) on a dollar-for-dollar basis for purchases in cash actually paid by affiliated investment funds, limited partners and/or co-investors (including Affiliates of any of the Investors) for equity or debt securities of Parent, (b) in the event that the conditions to the Offer are satisfied and the Acceptance Time occurs but the Closing is not consummated to account for the reduction of shares of Company Common Stock that were not acquired in the Merger, and (c) as mutually agreed to

December 7, 2024

by all Investors solely to the extent that the Buyer Parties do not require the full Commitment to fund the Closing Payments upon the substantially simultaneous consummation of the Offer and the Merger (the “Transactions”); provided that any such reduction does not affect the availability of funds necessary to fund the Transactions under the Debt Financing.

2.

Each Investor’s obligations under this letter agreement, including the obligation of each Investor to fund or cause the funding of its Pro Rata Percentage of the Commitment, are, in each case, subject to (a) the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company, (b) the satisfaction or waiver by Parent of each of the conditions to the Buyer Parties’ obligations to consummate the Transactions under Annex I of the Merger Agreement as of the expiration of the Offer and with respect to the Merger set forth in Section 9.1 of the Merger Agreement (in each case, other than those conditions that by their terms are to be satisfied as of the Acceptance Time or the Closing, as applicable, each of which is capable of being satisfied or waived at the Acceptance Time or the Closing, as applicable), (c) the substantially contemporaneous consummation of the Offer at the Acceptance Time (assuming the funding of the Commitment) in accordance with the terms of the Merger Agreement, and (d) the funding of the Debt Financing (or the receipt of irrevocable confirmation by the Financing Sources in writing to Parent that the Debt Financing will be funded in full at the Closing) on the terms set forth in the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 8.3(c) of the Merger Agreement such Alternative Financing on the terms set forth in the Debt Commitment Letter with respect thereto) prior to or contemporaneously with such funding by the Investors. For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this letter agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement, other than Parent’s obligation to issue and sell (or cause Parent to issue and sell) equity or debt securities in satisfaction of the Commitment in accordance with the terms hereof.

3.

The obligation of each Investor to fund its Pro Rata Percentage of the Commitment shall, in each case, automatically and immediately terminate upon the earliest to occur of (a) the occurrence of the Acceptance Time, the consummation of the Offer and the Merger; provided that the Investors shall prior thereto have fully funded and paid the Commitment (as such amount may be reduced as expressly provided herein) to Parent, directly or indirectly, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the Company or any Company Related Party (or any Person claiming by, through or on behalf or for the benefit of the Company or any Company Related Party) asserting, filing or otherwise commencing any Legal Proceeding against, any Investor or any Investor Affiliate relating to this letter agreement, the Limited Guarantee, the Offer, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby, other than Retained Claims (as defined in, and to the extent permitted under, Section 4(b) of the Limited Guarantee), in each case, subject to all of the terms, conditions and limitations herein and therein, or (d) the occurrence of any event which, by the terms of the Limited Guarantee, is an event which terminates or satisfies any Guarantor’s obligations or liabilities under the Limited Guarantee. For purposes of this letter agreement, the term “Investor Affiliate” means (i) any Investor, (ii) any former, current or future direct or indirect general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling Person, assignee or Affiliate (disregarding the proviso in the definition of Affiliate in the Merger Agreement) of any Investor, (iii) Parent and Merger Sub or (iv) any former, current or future direct or indirect general or limited partner, stockholder, holder of any equity, partnership or limited liability company interest, officer, member, manager, director, employee, agent, attorney, controlling Person, assignee or Affiliate (disregarding the proviso in the definition of Affiliate in the Merger Agreement) of any of the foregoing.

4.

The Commitment set forth herein shall not be assignable by Parent without each Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of each Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

December 7, 2024

Other than expressly provided herein, each Investor may not, directly or indirectly, assign all or any portion of its rights, interests or obligations hereunder (including all or any portion of its obligation to fund its Pro Rata Percentage of the Commitment) to any other Person without the prior written consent of Parent or any other Person; provided, however, that each Investor may assign all or a portion of its obligations hereunder to a controlled Affiliate or to an entity managed by a controlled Affiliate of such Investor. Notwithstanding the foregoing, each Investor acknowledges and agrees that except to the extent otherwise agreed in writing by the Company, no such assignment shall relieve any Investor of its obligations under this letter agreement (including its obligation to fund its Pro Rata Percentage of the Commitment) except to the extent actually performed by the assignee. Any transfer in violation of this Section 4 shall be null and void. This letter agreement, together with the Limited Guarantee and the Merger Agreement (in each case, to the extent referenced herein) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.

5.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investors and Parent (with respect to the issuance of equity or debt securities or the causing of the issuance of equity or debt securities as provided herein) has obligations hereunder and that, notwithstanding that each of the Investors is a partnership, no Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any Investor, Parent, or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Investor or Parent against any Investor or any Investor Affiliate, or otherwise, except for any such party’s rights against the Investors under this letter agreement; provided, that this sentence shall not in any respect limit the Company’s right to assert any Retained Claim in accordance with the Limited Guarantee.

6.

This letter agreement is solely for the benefit of Parent and the Investors and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any person other than Parent; provided, however, that (a) each Investor Affiliate (other than the Investors) is an intended third party beneficiary of the covenants and agreements of Sections 6 and 7 hereof, and (b) the Company is an intended third party beneficiary of this letter agreement and shall be entitled to enforce the terms of this letter agreement and to cause Parent to enforce this letter agreement solely to the extent the Company is entitled to seek specific performance pursuant to, and in accordance with, with Section 11.8(b) of the Merger Agreement. Subject to the foregoing, in no event shall any of Parent’s creditors have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding anything to the contrary in this letter agreement or any Transaction Document or otherwise, although the Company may, subject to the terms of the Merger Agreement, pursue both (i) a grant of specific performance pursuant to, and in accordance with (and subject to the limitations of) Section 11.8 of the Merger Agreement and (ii) the payment of the Parent Termination Fee pursuant to Section 10.3(c) of the Merger Agreement, in no event shall the Company be permitted or entitled to receive both (x) a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (under this letter agreement or pursuant to the Merger Agreement), that results in the Closing occurring, on the one hand, and (y) the payment of the Parent Termination Fee to the extent owed pursuant to Section 10.3(c) of the Merger Agreement, on the other hand. Except as expressly set forth herein, no obligation contained in or arising from this letter agreement will be enforceable by way of specific performance.

7.

Concurrently with the execution and delivery of this letter agreement, the Investors are executing and delivering to the Company an Amended and Restated Limited Guarantee related to Parent’s obligation to pay the Parent Termination Fee under the Merger Agreement (the “Limited Guarantee”). None of the Investors or any of their respective Affiliates shall have any liability to the Company or its Affiliates other than as described in Sections (4)(b) and 4(c) of the Limited Guarantee.

December 7, 2024

8.

Each Investor hereby represents and warrants to Parent with respect to itself that (a) it is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction or formation; (b) it has the financial capacity to pay and perform (or cause to be paid or performed) its obligations under this letter agreement and all funds necessary for such Investor to fulfill its obligations under this letter agreement shall be available to such Investor for so long as this letter agreement shall remain in effect in accordance with Section 3 hereof; (c) it has all limited partnership power and authority to execute, deliver and perform this letter agreement; (d) the execution, delivery and performance of this letter agreement by such Investor has been duly and validly authorized and approved by all necessary partnership action, and no other Actions on the part of such Investor are necessary therefor; (e) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Investor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor’s rights generally and by general principals of equity (regardless of whether considered in a proceeding at equity or at law); (f) all material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by each Investor has been obtained; and (g) the execution, delivery and performance by such Investor of this letter agreement does not violate the organizational documents of such Investor. Each Investor acknowledges that the Company has specifically relied on the accuracy of the foregoing representations and warranties in entering into the Merger Agreement.

9.

Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Investors under this letter agreement are solely contractual in nature and (c) the determinations of each Investor were independent of each other. Notwithstanding anything to the contrary contained in this letter agreement, the liability of each Investor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Investor shall be liable in the aggregate for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment or such lesser amount as may be required to be paid by the Investors. The “Pro Rata Percentage” of each Investor is as set forth below:

Hildred Perennial Partners I, LP	10.23%
Hildred Capital Co-Invest-REBA, LP	58.58%
Hildred Equity Partners III, LP	15.98%
Hildred Equity Partners III-A, LP	15.21%

10.

This letter agreement may not be amended, restated, supplemented or otherwise modified, in whole or in part, and no provision of this letter agreement may be waived, without the prior written consent of Parent, each of the Investors and, to the extent adverse to it, the Company.

11.

Parent agrees that, from and after the date hereof, it will, or will cause one or more of its Subsidiaries to, pay, indemnify and hold harmless each of the Investors and each of the Investor Affiliates (collectively, the “Indemnified Persons”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities, fees, costs or expenses of any kind or nature whatsoever (“Losses”) which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter agreement, the Limited Guarantee (including with respect to the Guaranteed Obligation) or the Debt Commitment Letter; provided, however, that the foregoing will not apply to any Losses of an Indemnified Person to the extent found by a final and non-appealable order of a Chosen Court (as defined below) to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. Parent further agrees to pay or reimburse to any Indemnified Person upon demand any legal or other expenses incurred by the Indemnified Person in connection with investigating, defending, or preparing to defend any such action,

December 7, 2024

suit, claim or proceeding (including any inquiry or investigation). The provisions of this Section 11 are independent of all other obligations of Parent hereunder and shall survive termination or expiration of the Commitment embodied in this letter agreement. Parent agrees that no Indemnified Person shall be required to (but, at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of each Investor and each Investor Affiliate to waive any right to contribution from any such Investor or Investor Affiliate; provided, that the foregoing shall not be deemed to limit or waive any contractual rights that Parent may have against any Investor or Investor Affiliate. PARENT HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL LOSSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INVESTORS OR ANY OTHER INDEMNIFIED PERSON.

12.

Other than as required by Law or the rules of any national securities exchange or as required or requested by the U.S. Securities and Exchange Commission (the “SEC”) in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates (disregarding the proviso in the definition of Affiliate in the Merger Agreement) to, disclose to any Person the contents of this letter agreement, other than to the Company and its Representatives who are instructed to maintain the confidentiality of this letter agreement in accordance herewith. Without limiting the foregoing, Parent, the Investors and the Company shall have the right to make such disclosure (a) in connection with the enforcement of this letter agreement, the Merger Agreement or the Limited Guarantee and (b) to the extent required by applicable Law or in connection with any filings with any Governmental Authority having jurisdiction over such party or its Affiliates; provided that any reference to this letter agreement in any such SEC filings shall be in form and substance agreed by the parties hereto.

13.

All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	If to any Investor (addressed in such Investor’s name):

c/o Hildred Capital Management, LLC

745 5th Avenue, Suite 800

New York, NY 10151

Attention: David Solomon

Andrew Goldman

Email:  dsolomon@hildredcapital.com

agoldman@hildredcapital.com

with a copy to (which shall not constitute notice):

Kirkland and Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:    Edward Lee, P.C.

Marshall Shaffer, P.C.

Andrew Norwich

Joshua Kogan, P.C.

December 7, 2024

Email:

edward.lee@kirkland.com

marshall.shaffer@kirkland.com

andrew.norwich@kirkland.com

joshua.kogan@kirkland.com

(b)	If to the Company:

Revance Therapeutics, Inc.

1222 Demondre Street

Nashville, Tennessee 37203

Attn:    Mark Foley

Tobin Schilke

Email: tschilke@revance.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attn:   Howard Ellin

Demetrius Warrick

Email: howard.ellin@skadden.com

demetrius.warrick@skadden.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 13 except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 13 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (x) specified in such notice or (y) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 13.

14.

This letter agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies and causes of action arising out of or relating to this letter agreement, whether sounding in contract, tort or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this letter agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13 or in such other manner as may be permitted by applicable Law, and nothing in this Section 14 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any

December 7, 2024

appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this letter agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this letter agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this letter agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

15.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

This letter agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by pdf, tif, gif, jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

* * * * * * *

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

HILDRED PERENNIAL PARTNERS I, LP

By:	Hildred Perennial Partners GP I, LP
Its:	General Partner

By:	Hildred Partners UGP, LLC
Its:	General Partner

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Managing Member

By:	/s/ David Solomon
Name:	David Solomon
Title:	Managing Member

HILDRED CAPITAL CO-INVEST-REBA, LP

By:	Hildred Capital Co-Invest-REBA GP, LP
Its:	General Partner

By:	Hildred Partners UPG, LLC
Its:	General Partner

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Managing Member

By:	/s/ David Solomon
Name:	David Solomon
Title:	Managing Member

HILDRED EQUITY PARTNERS III, LP

By:	Hildred Equity Partners GP III, LP
Its:	General Partner

By:	Hildred Partners UPG, LLC
Its:	General Partner

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Managing Member

By:	/s/ David Solomon
Name:	David Solomon
Title:	Managing Member

Signature Page to Equity Commitment Letter

HILDRED EQUITY PARTNERS III-A, LP

By:	Hildred Equity Partners GP III, LP
Its:	General Partner

By:	Hildred Partners UPG, LLC
Its:	General Partner

By:	/s/ Andrew Goldman
Name:	Andrew Goldman
Title:	Managing Member

By:	/s/ David Solomon
Name:	David Solomon
Title:	Managing Member

Accepted and agreed as of December 7, 2024

PARENT:

CROWN LABORATORIES, INC.

By:	/s/ Jeffery A. Bedard
Name:	Jeffery A. Bedard
Its:	Chief Executive Officer

Signature Page to Equity Commitment Letter